Exhibit 99.1

Ecoark Holdings Announces Agreement to Sell Banner Midstream Oilfield Services Business

Oil and gas services subsidiary in a reverse merger by an existing industrial services public company, Enviro
Technologies US

SAN ANTONIO, August 24, 2022 (GLOBE NEWSWIRE) -- Ecoark Holdings, Inc. (“Ecoark” or the “Company”) (NASDAQ: ZEST) today announced the execution of a definitive agreement to divest its wholly-owned subsidiary, Banner Midstream Corp (“Banner”), via a reverse merger into the company, Enviro Technologies US, Inc. (“Enviro”) (OTC: EVTN). Enviro will issue 12,996,958 shares to Ecoark in exchange for 100% of the issued and outstanding common stock of Banner to result in a 70% retained ownership for Ecoark at closing. Ecoark intends to effect a 4:1 forward stock split of Enviro to allow for an approximately 1-to-1 stock dividend of Enviro to Ecoark’s shareholders of a future to be determined record date. The closing of the transaction is subject to various regulatory filings required for reverse mergers which filings will commence followingthe closing . Additional details on the transaction will be provided at a future date via a Form 8-K to be filed by the Company with the definitive agreement and other transaction documents.

“We are excited for our shareholders to be able to acquire an operating business such as Banner which recorded $18.75 million in revenues for its most recently completed year-end on March 31, 2022”, stated John DiBella, CEO of Enviro. “We believe this acquisition is the first step of fulfilling our goal to enhance our shareholders value. I plan to stay involved as an advisor to the Company following the closing of the transaction to work with Banner’s executive team to work to continue to monetize Enviro’s existing water separation technology.”

“We scanned the majority of the market for OTC businesses open to reverse mergers and we were fortunate to be able to find an operating, current reporting industrial services business to acquire Banner”, stated Randy May, CEO of Ecoark. “This acquisition is the frst step in Ecoark’s goal of building Banner into an attractive oilfield services company, which will permit Ecoark to distribute its Enviro common stock to Ecoark’s shareholders.”

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. Ecoark owns four principal subsidiaries: Banner, Fortium Holdings, Inc., Zest Labs, Inc. (“Zest Labs”) and approximately 89% of Agora Digital Holdings Inc. (“Agora”). Banner provides trucking and other services for oil and gas services companies, Fortium owns White River Holdings Corp., an oil and gas drilling company, Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year and Agora engaged in the mining of Bitcoin prior to the sell off vindustry through its subsidiary, Bitstream Mining LLC.

ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

About Enviro Technologies, Inc.:

Enviro Technologies, Inc., a Florida corporation founded as a high precision manufacturer for various industries including aerospace and automotive, manufactures the V-Inline Separator. The V-Inline is a unique inline turbo-separator that provides a cost effective method to efficiently separate large volumes of solids and liquids and without the need of a pressure drop. The V-Inline requires less space, energy and weight than conventional separators processing the same volume. EVTN incorporates the V-Inline to design wastewater systems to treat a wide range of contaminated fluid streams for various industries.

Please see www.evtn.com for additional information.

Cautkionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the closing of theBanner acquisitionand the spin-off to Ecoark shareholders., The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors, such as market and other conditions, many of which are outside management’s control. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Among the risks that may affect these forward-looking statements are unanticipated issues in closingthe Banner acquisition, , delays in registration of the planned stock dividend, and receipt of necessary shareholder approval. Additional risks and uncertainties are identified and discussed in Ecoark’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Investor Relations:
Marc Silverberg, ICR

Brian McBride, Ecoark

1-800-762-7293

investorrelations@ecoarkusa.com